EXHIBIT 15

Report of Independent Registered Public Accounting Firm

Shareholders

Frisch’s Restaurants, Inc.

We have reviewed the accompanying interim consolidated balance sheet of Frisch’s Restaurants, Inc. (an Ohio Corporation) and subsidiaries as of March 5, 2006, the related consolidated statements of earnings, shareholders’ equity and cash flows for the forty and twelve week periods ended March 5, 2006 and March 6, 2005. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

As discussed in Note B, the consolidated financial statements have been restated.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of May 29, 2005, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated July 22, 2005, except for Note B as to which the date is February 17, 2006, we expressed an unqualified opinion on those consolidated financial statements.

GRANT THORNTON LLP

/s/ Grant Thornton LLP
Cincinnati, Ohio
April 10, 2006